Exhibit 10.28

AGREEMENT AND RELEASE

1.	This Agreement and Release (“Agreement”) is given by Adam A. Kablanian to Virage Logic Corporation (the “Company”), and its parents, subsidiaries, affiliated and related companies, and their respective shareholders, officers, directors, employees, agents, representatives, attorneys, predecessors, successors and assigns (collectively referred to herein as the “Releasees”).

2.	I understand and agree that my last day of employment will be January 4, 2007 (the “Termination Date”), that my employment is terminating (or has terminated) on that date, and that the Company is appointing me as Chairman of the Board. In consideration, the Company will provide me with the following benefits until the earlier of the dates provided in the subparagraphs below or the date I cease being a director:

a.	Starting immediately following my termination date, the Company will pay my salary, less customary withholdings, through December 31, 2007.

b.	Effective immediately following my termination date, the Company will provide me with contributory medical coverage as a director. I understand that this coverage will be offered to me under the same terms and with the same director-paid premium contribution as is offered to other directors, and that such coverage will end when I cease being a director.

c.	Any unvested stock options or equity awards granted to me and outstanding as of the Termination Date shall continue to vest in accordance with the terms of the governing documents as long as I continue to serve on the Company’s board of directors. I will be entitled to vesting acceleration of any outstanding equity awards at the closing time of a Change of Control, provided I am providing services to the Company as a director at such time.

The Company’s commitments in this paragraph are collectively referred to as the “Separation Package.”

3.	I understand and agree that the Separation Package provided to me is in excess of any earned wages, accrued PTO hours, commissions, bonuses, or any other amounts due and owing to me by the Company and is good and valuable consideration in excess of and in addition to what I am already entitled to receive from the Company. I acknowledge that I am entitled to receive no additional compensation, wages, stock, options, commissions, money, benefits, or bonuses other than those described herein, and that all earned wages and accrued but unused PTO will be paid to me no later than my last day of employment.

4.	In exchange for the above, and in consideration of the Separation Package, I hereby release, acquit, and forever discharge Releasees from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, and obligations of every kind and nature, whether statutory or other, of any jurisdiction, foreign or domestic, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way related to agreements, acts or conduct occurring at any time prior to the date I sign this Agreement. I understand that this release includes, but is not limited to, all claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, and claims and demands related to stock, stock options, fringe benefits, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, and false imprisonment. I also understand that I am releasing any and all rights and claims arising from any federal, state or local laws or statutes, including but not limited to any claim for discrimination, harassment or retaliation based on sex, age, race, religion, national origin, disability or on any other basis under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the California Labor Code, the California Family Rights Act, the Equal Pay Act, the Occupational Safety and Health Act, and the California Occupational Safety and Health Act. This Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights).

5.	I specifically understand that the federal Age Discrimination in Employment Act prohibits employment discrimination based on age, and that I have the right to file a claim of age discrimination with the Equal Employment Opportunity Commission. This understanding notwithstanding, I hereby specifically release Releasees from any claims of employment discrimination based on age arising up to and including the date of the execution of this Agreement. I further acknowledge that the consideration given for the waiver and release provided in this Agreement is in addition to anything of value to which I am already entitled. I also acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release does not apply to any rights or claims that may arise after the date I sign this Agreement; (b) that the Act requires that I be advised to consult with an attorney prior to executing this Agreement; (c) that I have twenty-one (21) days to consider this Agreement, which includes any proposed revisions or modifications to it; (d) that I have seven (7) days following the execution of this Agreement to revoke it; and (e) that this Agreement shall not be effective until the Effective Date. I acknowledge that I have been provided with the opportunity to consult with counsel.

6.	I understand and agree that if I choose not to use the full twenty-one (21) days the Company has provided to consider and review this Agreement, that I do so knowingly and voluntarily, and I waive any claim that I was not given the entire twenty-one (21) days or did not use the entire period of time to consider this Agreement or consult with an attorney.

7.	I represent that I have not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against Releasees with any court with respect to any matter covered by this Agreement and that, to the extent permitted by law, I will not do so in the future. I further represent that, with respect to any charge, complaint or claim I have filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against Releasees, I will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which I may otherwise be entitled in connection with said charge, complaint or claim. Nothing in this Agreement shall limit my right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

8.	I understand that this release fully and finally extinguishes and discharges all claims whether known to me or not as provided by California Civil Code section 1542. This statute provides that unless I specifically agree to release claims I do not know about, they are not released by a general release. (“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”) By this agreement, I agree to waive that right and affirm my intention to release not only claims known to me, but also those unknown to me which arose or may arise out of any matter described in paragraphs 4 or 5 above, including but not limited to my employment or its termination, and I hereby do release all such known and unknown claims.

9.

Except as provided herein, I agree to return, on the Termination Date, all Company property, including but not limited to Company documents (and all copies thereof) and other Company property in my possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; pagers, personal computers and related equipment and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). I agree to make a diligent search to ensure that I have returned all such property, wherever it is located. I agree that the timely return of all such Company documents and other property is a condition precedent to my receipt of the severance benefits provided under this Agreement. I understand that I am authorized to retain the Company-provided desktop computer I use in my home and the laptop computer I have received, as well as such Company files and documents as the Company may authorize me to use, in order to fulfill my ongoing tasks as a Director and Chairman of the Board, and that I will return all such items when such tasks end or as otherwise directed by the Company.

10.	I hereby acknowledge and agree to abide by my continuing obligations under my Employee Invention and Confidential Information Agreement, a copy of which is attached hereto as Exhibit A.

11.	I understand and agree that the provisions of this Agreement and Release will be held in strictest confidence by me and that I will not publicize or disclose its terms in any manner whatsoever; provided, however, that: (a) I may disclose this Agreement and Release to my immediate family; (b) I may disclose this Agreement and Release in confidence to attorneys and financial advisors; and (c) I may disclose this Agreement and Release insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example, and without limitation, I agree not to disclose the terms of this Agreement and Release to any current or former Company employee.

12.	I agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to instruct its officers and directors not to disparage me in any manner likely to be harmful to me or my business reputation or personal reputation, provided that they may respond accurately and fully to any question, inquiry or request for information when required by legal process.

13.	The Company and I agree that this Agreement does not constitute an admission of wrongdoing or liability on the part of Releasees.

14.	In the event that any provision hereof becomes or is declared to be illegal, unenforceable or void, this Agreement shall continue in full force and effect and the offending provision shall be modified only to the extent necessary to render it enforceable.

15.	This Agreement and the Confidential Information and Invention Assignment Agreement contain the entire agreement between the parties with respect to the matters referenced herein. Any modification must be in writing and signed by an Officer of the Company and me.

16.

This Agreement shall not become enforceable or effective until seven (7) calendar days following my execution of the Agreement (the “Effective Date”). If I choose to revoke this Agreement, I must ensure the revocation is delivered to the attention of Christine

Russell at Virage Logic Corporation, 47100 Bayside Parkway, Fremont, CA 94538, no later than midnight on the seventh day following execution. If I do revoke this Agreement, I understand and agree that I am not entitled to receive the Separation Package set forth above.

I declare that I have read and understood this Agreement and realize that it deals with my legal rights. I understand that I may consult with an attorney. I have been given adequate opportunity to review this Agreement. I acknowledge that I am signing this Agreement knowingly, willingly and voluntarily in exchange for the Separation Package described herein.

/s/ Adam A. Kablanian
Adam A. Kablanian

Date:	January 22, 2007

ACCEPTED AND AGREED:

Virage Logic Corporation

By /s/ J. Daniel McCranie

Date:	January 31, 2007

Exhibit A—EMPLOYEE INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT

EXHIBIT A

EMPLOYEE INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT